Contact: Gilbert L. Danielson Executive Vice President Chief Financial Officer

Aaron Rents, Inc.
 Reports Fourth Quarter and Year End Results;
Same Store Revenues Up 6.2%;
 Diluted EPS $.39 for Quarter and
$1.66 for Year;
Raises 2009 Guidance

ATLANTA, February 16, 2009 – Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the fourth quarter and fiscal year ended December 31, 2008.

As previously announced, on November 6, 2008 the Company consummated the sale of substantially all of the assets of its Aaron’s Corporate Furnishings division.  The Company no longer includes the revenues and expenses of the Aaron’s Corporate Furnishings division in its continuing operations, and now reports the net earnings of the division as discontinued operations.  Prior periods are restated to reflect this change in accounting treatment.

For the fourth quarter of 2008, revenues increased 11% to $404.9 million compared to $364.7 million for the fourth quarter in 2007.  Net earnings were $21.1 million versus $15.5 million last year.  Diluted earnings per share were $.39 compared to $.28 per share a year ago, a 39% increase.  Diluted earnings per share from continuing operations were $.39 versus $.26 for the fourth quarter of 2007, up 50%.

For the year, revenues increased 14% to $1.593 billion compared to $1.395 billion for 2007.  Net earnings were $90.2 million versus $80.3 million a year ago.  Diluted earnings per share were up 14% to $1.66 for 2008 compared to $1.46 in 2007.  Diluted earnings per share from continuing operations were $1.58 versus $1.33 last year, a 19% increase.

“There is no question we are pleased and excited with these results,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron Rents.  “As we have experienced for quite some time, we continue to gain revenues and customers even in this economic environment.  As more people see the availability of their credit diminish or disappear, we expect our business will continue to be strong as we satisfy our customers’ ongoing demand for basic home furnishings.”

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron’s Sales & Lease Ownership division increased 6.2% during the fourth quarter of 2008 compared to the fourth quarter of 2007.  Same store revenues also increased 3.1% for Aaron’s Sales & Lease Ownership stores open over two years at the end of December 2008.  The Company had 740,000 corporate customers and 363,000 franchise customers at the end of the year, a 19% increase in total customers over the number at the end of 2007 (customers of our franchisees, however, are not customers of Aaron Rents, Inc).  The customer count on a same store basis for Company-operated stores was up 12% in the fourth quarter compared to the same quarter last year.

The Company recorded no significant gains from the sale of stores in the fourth quarter of 2008.  The Company’s other revenues in the fourth quarter of 2007 included a $1.9 million gain from the sale of Company-operated stores.  The Company realized a total of $8.5 million and $2.7 million in gains recorded in other revenues during fiscal 2008 and 2007, respectively, relating to store sales as well as a $4.9 million gain from the sale of a parking deck at the Company’s corporate headquarters in the 2007 first quarter.
Division Results

The Aaron’s Sales & Lease Ownership division increased its revenues in the fourth quarter of 2008 to $398.8 million, an 11% increase over the $358.6 million in revenues in the fourth quarter of 2007.  For the year, division revenues were $1.569 billion, a 15% increase over the $1.366 billion recorded last year.

The net earnings from discontinued operations for the fourth quarter of 2008 were $69,000, compared to net earnings of $1.1 million in the prior year. Included in the earnings for the fourth quarter 2008 was a pre-tax gain of $1.2 million from the sale of the Aaron’s Corporate Furnishings division.  For the fiscal year, discontinued operations had net earnings of $4.4 million compared to $6.9 million for the 2007 year.

Components of Revenue

Consolidated rentals and fees increased 10% for the fourth quarter and 13% for the year.  Franchise royalties and fees increased 15% in the fourth quarter and 16% for the year.  Non-retail sales, which are primarily sales of rental merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 14% for the quarter compared to the fourth quarter last year and 18% for the year. The increases in the Company’s franchise revenues and the shipments of non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $171.8 million during the fourth quarter and $665.5 million for the 2008 year, both 19% increases over the comparable 2007 periods.  Same store revenues for franchised stores were up 13.8% for the quarter compared to the same quarter last year.  Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

Store Count

During the fourth quarter of 2008 the Aaron’s Sales & Lease Ownership division opened 26 new Company-operated stores and 30 new franchised stores.  It also acquired the accounts of 18 stores, purchased one store, and sold 11 stores in transactions with several competitors.  In addition, the Company acquired 35 franchised stores during the quarter and opened three new Aaron’s Office Furniture stores.

The sale of the 47 Aaron’s Corporate Furnishings stores, the merging of 20 RIMCO stores into Aaron’s Sales & Lease Ownership stores, and the closure of seven Company-operated stores and two franchised stores reduced total store count by 76 stores in the fourth quarter.

For the 2008 year, the Company opened 49 new Company-operated stores and 68 new franchised stores.  After the numerous acquisitions, sales, and other realignments described above, the Company’s total net systemwide store count from its continuing operations increased 2.9% for the year.

During the fourth quarter and fiscal year the Company awarded area development agreements to open 24 and 149 additional franchised stores, respectively. At the end of December 2008 there were 282 franchised stores awarded that are expected to be opened over the next several years.

At December 31, 2008 the Aaron’s Sales & Lease Ownership division accounted for 1,027 Company-operated stores, 495 franchised stores, 10 Company-operated RIMCO stores, and nine franchised RIMCO stores.  The Company also had 16 Aaron’s Office Furniture stores.  The total number of stores open at the end of 2008 was 1,557.

First Quarter and Full Year 2009 Outlook

The Company has updated its guidance for 2009 and expects to achieve the following:

-	First quarter revenues (excluding revenues of franchisees) in excess of $445 million.

-	First quarter diluted earnings per share in the range of $.49 to $.54 per share, excluding any significant store or asset sales.

-	Fiscal year revenues (excluding revenues of franchisees) of approximately $1.75 billion.

-	Fiscal year diluted earnings per share in the range of $1.72 to $1.87, an increase over the previous guidance of $1.70 to $1.85 per diluted share.

-
As previously announced, anticipate new store growth of approximately 5% to 9% over the store base at the end of 2008, for the most part an equal mix between Company-operated and franchised stores.  This will be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue as warranted to consolidate or sell stores not meeting performance goals.

-
The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron Rents will hold a conference call to discuss its quarterly financial results on Tuesday, February 17, 2009, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aaronrents.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

Aaron Rents, Inc., based in Atlanta, currently has more than 1,557 Company- operated and franchised stores in 48 states and Canada.  The Company’s MacTavish Furniture Industries division manufactured approximately $69 million at cost of furniture and bedding at 12 facilities in five states in 2008.  The entire production of MacTavish is for shipment to Aaron Rents stores.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  Statements in this release that are “forward-looking” include without limitation Aaron Rents’ projected revenues, earnings, and store openings for future periods.

Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Rentals and Fees	$293,165	$265,550	$1,178,719	$1,045,804
Retail Sales	10,824	8,808	43,187	34,591
Non-Retail Sales	87,146	76,537	309,326	261,584
Franchise Royalties and Fees	11,965	10,406	45,025	38,803
Other	1,794	3,361	16,351	14,157
Total	404,894	364,662	1,592,608	1,394,939
Costs and Expenses:
Retail Cost of Sales	6,540	5,363	26,379	21,201
Non-Retail Cost of Sales	80,136	70,400	283,358	239,755
Operating Expenses	176,565	165,605	705,566	617,106
Depreciation of Rental Merchandise	106,307	97,928	429,907	391,538
Interest	1,225	2,259	7,818	7,587
Total	370,773	341,555	1,453,028	1,277,187
Earnings from Continuing Operations Before Taxes	34,121	23,107	139,580	117,752

Income Taxes	13,111	8,753	53,811	44,327

Net Earnings from Continuing Operations	21,010	14,354	85,769	73,425

Earnings from Discontinued Operations, Net of Tax	69	1,138	4,420	6,850

Net Earnings	$21,079	$15,492	$90,189	$80,275

Earnings Per Share:
From Continuing Operations	$.39	$.27	$1.61	$1.35
From Discontinued Operations	.00	.02	.08	.13
Total	$.39	$.29	$1.69	$1.48

Earnings Per Share Assuming Dilution:
From Continuing Operations	$.39	$.26	$1.58	$1.33
From Discontinued Operations	.00	.02	.08	.13
Total	$.39	$.28	$1.66	$1.46

Weighted Average Shares Outstanding	53,526	54,084	53,409	54,163

Weighted Average Shares Outstanding Assuming Dilution	54,236	54,791	54,189	55,082

Selected Balance Sheet Data
(In thousands)

	(Unaudited and Preliminary)
	December 31,	December 31,
	2008	2007

Cash	$7,376	$4,790
Accounts Receivable, Net	59,375	46,294
Rental Merchandise, Net	679,572	558,322
Property, Plant and Equipment, Net	224,431	243,447
Other Assets, Net	263,384	182,947
Assets of Discontinued Operations	-	77,376
Total Assets	1,234,138	1,113,176

Bank Debt	35,000	82,884
Senior Notes	58,000	80,000
Total Liabilities	472,594	439,796
Shareholders’ Equity	$761,544	$673,380